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September 17, 2021
Jamestown Invest 1, LLC
Ponce City Market
675 Ponce de Leon Avenue, NE
7th Floor
Atlanta, Georgia 30308
Re: Securities Qualified under Post-Qualification Amendment on Form 1-A
Ladies and Gentlemen:
We have acted as counsel to you in connection with your filing of a Post-Qualification Amendment on Form 1-A (CIK No. 0001751158) (as amended or supplemented, the “Post-Qualification Amendment”) pursuant to Rule 252(f) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Jamestown Invest 1, LLC, a Delaware limited liability company (the “Company”), of up to $46,033,490 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware Limited Liability Company Act (the “DLLCA”).
Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of those certain Subscription Agreements between investors and the Company, a form of which is included in the Post-Qualification Amendment as Exhibit 4.1, the Shares will be, when sold, validly issued and purchasers of the Shares will not have any obligation to make payments to the Company or its creditors (other than the purchase price for the Shares and except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the DLLCA) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Shares.
We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Post-Qualification Amendment and to the references to our firm under the caption “Legal Matters” in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the

Jamestown Invest 1, LLC
September 17, 2021

category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,

King & Spalding LLP